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                                                                     Exhibit 8.2

                 [Wilson Sonsini Goodrich & Rosati Letterhead]


                                 April 12, 2000



Internet Capital Group, Inc.
435 Devon Park Drive
Building 800
Wayne, Pennsylvania 19087


Ladies and Gentlemen:

     We have acted as counsel to Internet Capital Group, Inc., a Delaware corporation ("Parent") in connection with the offer (the "Offer") by Rain Acquisition Corp., a Delaware corporation ("Sub") and a wholly-owned subsidiary of Parent, to exchange shares of Parent common stock, par value $.001 per share (the "Parent Common Stock"), for a number of shares of capital stock of RightWorks Corporation, a California corporation (the "Company") pursuant to a Recapitalization and Exchange Offer Agreement and Agreement and Plan of Reorganization made and entered into as of March 7, 2000 (the "Agreement"). The Offer and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of Parent which includes the Proxy Statement/Prospectus of the Company (the "Proxy Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

     In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion.

     Based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the RightWorks Exchange Offer," subject to the assumptions, limitations, conditions and qualifications described therein, sets forth the material United

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Internet Capital Group, Inc.
April 12, 2000
Page 2


States Federal income tax considerations generally applicable to the Offer. Because this opinion is being delivered prior to the Closing Date of the Offer, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States Federal income tax consequences of the Offer or that contrary positions may not be taken by the Internal Revenue Service.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Offer, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                         Very truly yours,

                         /s/ Wilson Sonsini Goodrich & Rosati

                         WILSON SONSINI GOODRICH & ROSATI
                         Professional Corporation